Exhibit 4.19

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

Maximum Guarantee Contract

No. : PBZ476780120230738

Guarantor: Xiamen Pupu Culture Co., LTD

Unified Social Credit code: 91350206798065312U

Legal representative/Person in charge: Huang Zhuoqin

Address: Unit 836, No. 5, Mu Cuo Road, Huli District, Xiamen

Opening financial institution and account:Bank of China, Xiamen, Wenzao Branch 431278881632

Zip Code: 361000

Tel: 13599518650

Fax: /

Creditor: Panyu Branch, Guangzhou, Bank of China Limited

Legal representative/responsible person: He Ganbo

Zip Code: 511400

Address: 338 Qinghe East Road, Shiqiao, Panyu District, Guangzhou

Tel: 020-84696493

Fax: /

In order to secure the performance of the obligations under the master contract referred to in Article 1 of this Contract, the surety is willing to provide guarantees to the creditor. The parties hereto conclude this contract through equal consultation. 8. Unless otherwise agreed herein, the interpretation of words and phrases in this contract shall be determined in accordance with the main contract.

Article 1 Main Contract

The main contract of this contract is:

The Contract for loan, trade finance, letter of guarantee, capital business and other credit granting business (collectively referred to as the “Single Contract”) signed between the creditor and the debtor Guangzhou Suzhi Communication Culture Co., Ltd. from November 22, 2020 to December 31, 2033, and its amendments or supplements, which stipulate that it is the main contract under this Contract.

Article 2 The main creditor’s right and the period during which it occurs

Unless the occurrence period is otherwise determined or agreed upon in accordance with law, the claims actually incurred under the master contract during the following period, as well as the claims already incurred between the debtor and the creditor before the effective date of this Contract, shall constitute the master claims under this contract:

The period from November 22, 2020 to December 31, 2033 stipulated in Article 1 of this Contract.

Article 3 The maximum amount of the secured claims

1. The maximum principal balance of the creditor’s rights guaranteed herein is: Currency: RMB.

(in words) Twenty-two million yuan only. (lowercase)¥22,000,000.00.

2. If it is determined to be the secured main claim under this Contract on the expiration date of the period of occurrence of the main claim specified in Article 2 hereof, Interest (including interest, compound interest and penalty interest), liquidated damages, damages, expenses for realizing the claim (including but not limited to litigation costs, lawyers’ fees, notarial fees, execution costs, etc.), losses caused to the creditor due to the debtor’s breach of contract and all other expenses payable, etc., also belong to the secured claim. The specific amount thereof shall be determined at the time of repayment.

The sum of the amount of claims determined in accordance with the above two paragraphs shall be the maximum amount of claims secured under this Contract.

Article 4 Methods of guarantee

The contract is guaranteed in item 1 of the following terms:

1. Joint and several liability guarantee.

2. General warranty.

Article 5 Occurrence of warranty liability

If the debtor fails to pay off the creditor as agreed on any normal or early repayment date under the master contract, the creditor has the right to ask the guarantor to bear the guarantee liability. The normal repayment date referred to in the preceding paragraph is the date on which the principal is repaid or the interest is paid as agreed in the master contract or the date on which the debtor is due to make any payment to the creditor pursuant to such contract. The early payment date referred to in the preceding paragraph refers to the early payment date proposed by the debtor with the consent of the creditor and the date on which the creditor requests the debtor to collect the principal and interest of the claim and/or any other amount in advance in accordance with the contractor other provisions.

If the main debt is guaranteed or guaranteed by other things besides this contract, it shall not affect any rights of the creditor under this contract and its exercise. The creditor shall have the right to decide the order of exercising the security rights. The guarantorshall bear the guarantee liability in accordance with the provisions of this contract and shall not defend the creditor against the existence of other guarantees and the order of exercise.

Article 6 Surety Period

The guarantee period shall be calculated separately for each debt guaranteed under this contract. The guarantee period for each debt shall be three years from the date of expiration of the performance period of the debt.

During the guarantee period, the creditor has the right to demand the guarantor to bear the guarantee liability for all or part of the principal creditor’s rights involved, multiple or single debts, together or separately.

Article 7 Limitation of action for surety debts

If the main creditor’s right is not paid off, in the case of joint and several liability guarantee, if the creditor requires the surety to assume the surety liability before the expiration of the surety period specified in Article 6 of this Contract, the surety liability shall be counted and the limitation of actionshall apply from the date on which the creditor requires the surety to assume the surety liability.

In the case of general guarantee, if the creditor brings a lawsuit against the debtor or applies for arbitration before the expiration of the guarantee period provided for in Article 6 of this contract, the guaranteed debt shall begin to count and the limitation of action shall apply from the date when the guarantor’s right to refuse to assume the guarantee liability is eliminated.

Article 8 Relationship between this Contract and the master contract

If the main contract contains the Line of Credit Agreement/the General Agreement on Credit Business, the extension of the term of use of the line of credit/the term of business cooperation therein shall be subject to the written consent of the guarantor. If the consent of the guarantor is not obtained or the guarantor refuses, the guarantor shall only assume the guarantee liability within the maximum amount of the secured claim stipulated in Article 3 of this contract for the main claim arising from the original credit line use period into the business cooperation term, and the guarantee period shall remain the original period.

For the alteration of other contents or matters of the Credit Line Agreement and the General Credit Agreement, as well as the alteration of a single agreement under it or a single master contract, the surety shall not need to obtain the consent of the surety, and the surety shall still assume the surety liability for the modified master contract within the maximum amount of the secured creditor specified in Article 3 of this Contract.

The maximum amount of secured claim as provided for in Article 3 of this Contract may be changed in writing after the creditor and the guarantor reach a consensus through consultation.

Article 9 Declarations and Undertakings

The Sponsor represents and covenants as follows:

1. The guarantor is legally registered and legally existing, and has full capacity for civil rights and conduct necessary for signing and performing this contract;

2. The guarantor fully understands the content of the main contract, signs and performs this contract based on the true intention of the guarantor, and has obtained legal and effective authorization in accordance with the requirements of its articles of association or other internal management documents.

If the surety is a company, the surety has been passed by the board of directors or the shareholders’ meeting or the shareholders’ meeting in accordance with the articles of association of the company; If the articles of association of the company stipulate limits on the total amount of guaranty and the amount of individual guaranty, the guaranty under this contract shall not exceed the prescribed limits.

The execution and performance of this Contract will not violate any contract, agreement or other legal document binding on the surety;

3. All documents and materials provided by the guarantor to the creditor are accurate, true, complete and valid;

4. The guarantor accepts the supervision and inspection of the production and operation status and financial condition of the creditor, and provides assistance and cooperation;

5. The guarantor does not conceal from the creditor the significant liabilities it has undertaken as of the date of signing this Contract;

6. In case of any circumstances that may affect the financial status and performance ability of the guarantor, including but not limited to any form of division, merger, joint venture, cooperation with foreign companies, contract operation, reorganization, restructuring, planned listing and other changes in the mode of operation, reduction of registered capital, transfer of major assets or equity, and undertaking of major liabilities, Dissolution, revocation, (being) applied for bankruptcy, etc., or being involved in major litigation or arbitration cases, the guarantor shall promptly notify the creditor.

7. The guarantor undertakes that the source of funds is legal and that the transaction does not violate the United Nations, China and other applicable sanctions. The Sponsor shall cooperate with the creditor in conducting due diligence, providing and updating information about the institution and its beneficial owners, and providing background information about the transaction.

Article 10 Breach of contract and its handling

Any of the following circumstances shall constitute or be deemed to constitute a breach by the guarantor under this contract:

1. Failure to perform the warranty obligation in time as agreed herein;

2. The statements made in this contract are untrue or violate the commitments made in this contract;

3. Events mentioned in paragraph 6 of Article 9 of this Contract occur, which seriously affect the financial status and performance ability of the guarantor;

4. The guarantor terminates its business or is dissolved, revoked or bankrupt;

5. breach of other provisions concerning the rights and obligations of the parties hereunder;

6. The guarantor breaches any other contract with the creditor or other institution of Bank of China Limited.

7. The Guarantor refuses to cooperate with the creditor in carrying out due diligence, the guarantor or its transaction/counterparty is suspected of money laundering, terrorist financing, nuclear weapons proliferation, violation of applicable sanctions, other violations, or the guarantor is included in the United Nations, China and other applicable sanctions lists or sanctions.

In the event of default as specified in the preceding paragraph, the creditor has the right to take the following measures separately or at the sametime according to the specific circumstances:

(1) Require the guarantor to correct his default within a time limit;

2. Reduce, suspend or terminate the credit limit for the guarantor in whole or in part;

3. Suspend or terminate the acceptance of business applications of the guarantor under other contracts in whole or in part; Suspend or terminate in whole or in part the issuance and handling of loans and trade financing that have not yet been issued;

4. Declare the principal and interest of loans/trade financing payments and other payments payable by the guarantor under other contracts to be immediately due in whole or in part;

5. Terminate or rescind this Contract and terminate or rescind other contracts between the guarantor and the creditor in whole or in part;

6. Demand the guarantor to compensate the creditor for the losses caused by its breach of contract;

7. Deduct the money in the accounts opened by the guarantor in the creditor and other institutions of Bank of China Limited to pay off all or part of the debt owed by the guarantor to the creditor. The amount in the account that is not due shall be deemed to be due early. If the currency of the account is different from the currency in which the creditor’s business is denominated, it shall be converted according to the listed exchange rate of settlement and sale applicable to the creditor at the time of withholding;

8. Other measures deemed necessary by the creditor.

Article 11 Reservation of Rights

The failure of either party to exercise part or all of its rights hereunder or to require the other party to perform or assume part or all of its obligations and liabilities shall not constitute a waiver of such rights or waiver of such obligations and liabilities.

Any tolerance, extension or delay of the exercise of the rights hereunder by either party to the other party shall not affect any rights enjoyed by the other party under the Contract, laws and regulations, nor shall it be deemed as a waiver of such rights.

Article 12 Alteration, modification and termination

This Contract may be modified or modified in writing upon mutual agreement of both parties through consultation. Any modification or modification shall form an integral part of this Contract.

Unless otherwise provided by laws and regulations or agreed by the parties, this Contract shall not be terminated until all rights and obligations hereunder have been performed.

Unless otherwise provided by laws or regulations or agreed by the parties, the invalidity of any provision of this Contractshall not affect the legal validity of the other provisions.

Article 13 Application of law and dispute resolution

This contractshall be governed by the laws of the People’s Republic of China.

20. All disputes and disputes arising from the performance of this contract shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, both parties agree to adopt the same dispute resolution method as stipulated in the main contract.

During the dispute settlement period, if the dispute does not affect the performance of other provisions of this Contract, such other provisions shall continue to be performed.

Article 14 Appendix

The attachments confirmed by both parties shall form an integral part of this contract and have the same legal effect as this Contract.

Article 15 Other Provisions

1. Without the written consent of the creditor, the guarantor shall not assign any rights or obligations under this contract to any third party.

2. If the creditor is required to entrust other institutions of Bank of China Limited to perform the rights and obligations under this Contract due to business needs, the guarantor agrees. Other institutions of Bank of China Limited authorized by the creditorshall have the right to exercise all rights under this contract, and shall have the right to bring a lawsuit to the court or submit the dispute to an arbitration institution for ruling.

3. Without prejudice to other provisions hereof, this Contract shall be legally binding on both parties and their successors and assigns in accordance with the law.

4. Unless otherwise agreed, the parties shall designate the domicile set forth herein as the correspondence and contact address and the delivery address confirmed by both parties to be valid. The address of service shall be applicable to the delivery of various notices, contracts and other documents during the performance of the contract by both parties, as well as relevant documents and legal documents in the event of disputes arising from the Contract, as well as the first instance, second instance, retrial and execution procedures after the disputes enter into arbitration and civil proceedings.

If the above address is changed, the changing party shall inform the other party of the changed address in writing 15 working days in advance. In arbitration or civil proceedings, if either party changes its address, it shall fulfill the obligation of serving notice of the change of address to the arbitration institution or the court. If either party fails to perform the notification obligation in the foregoing manner, the address for service confirmed herein shall still be deemed to be the effective address for service.

Because the service address provided or confirmed by either party is inaccurate, or the party fails to notify the other party and the court in a timely manner after the change of the service address,

If the designated receiver refuses to sign for or other reasons, resulting in the legal document not actually received by the other party, the legal documentshall be served by post

The date of return shall be deemed as the date of service; In the case of direct service, the date on which the sender indicates the circumstances on the return certificate of service on the spot shall be deemed as the date of service.

5. The headings and business names in this Contract are for convenience only and shall not be used to interpret the contents of the terms and the rights and obligations of the parties.

6. The Guarantor may consult and complain about the Contract and the business and charges hereunder through the contact phone number of the creditor listed herein.

Article 16 The Contract comes into force

This Contract shall come into force on the date when the legal representatives, responsible persons or authorized signatories of both parties sign and affix their official seals. This contract is made in two originals, with one held by each party and the debtor. Each copy shall be equally authentic.

Guarantor: Xiamen Pupu Culture Co., LTD

Authorized signatory:

November 24, 2023

Creditor: Panyu Branch, Guangzhou, Bank of China Limited

Authorized signatory:

November 24, 2023